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                                                                     EXHIBIT 3.4




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                                                 Attorneys at Law
                                          1001 West Fourth Street
                         Winston-Salem, North Carolina 27101-2400
Kilpatrick Stockton LLP                   Telephone: 336.607.7300
                                          Facsimile: 336.607.7500
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   July 15, 1999

Salomon Smith Barney, Inc.
Unit Trust Department
388 Greenwich Street, 23rd Floor
New York, New York 10013

The Chase Manhattan Bank, Trustee
4 New York Plaza
New York, New York 10004

                    Re: Salomon Smith Barney, Inc., Tax Exempt Securities
                        Trust, North Carolina Trust 11
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Gentlemen:

  You have requested our opinion as to the North Carolina tax consequences for North Carolina resident taxpayers applicable to the separate North Carolina Trust created and administered under the laws of the State of New York as part of the Tax Exempt Securities Trust, North Carolina Trust 11.

  Fractional undivided interests ("Units") in the North Carolina Trust will be sold to various investors (together with their successors in interest, "Unit holders"). The proceeds of sale of the Units will be invested primarily in interest-bearing obligations issued by or on behalf of the State of North Carolina and counties, municipalities, authorities or political subdivisions thereof. You are relying upon the opinion of bond counsel to each issuer, and we assume that interest on each such obligation is exempt from federal income taxes, except that the opinions with respect to certain of such obligations may not extend to holders who are, or are related persons to, substantial users of the facilities financed with the proceeds thereof.

  You have advised us that each Unit holder will be treated for federal income tax purposes as the owner of a pro rata undivided interest in the entire North Carolina Trust (corpus as well as income). Under these circumstances, it is our understanding that the North Carolina Trust itself will not be deemed to have any income for federal income tax purposes, but that each transaction of the North Carolina Trust will be treated as a transaction of the several Unit holders.

  Based on the foregoing, and subject to the qualifications and limitations set forth herein, with respect to the North Carolina tax consequences applicable to North Carolina resident taxpayers, we are of the opinion that:
   Atlanta . Augusta . Brussels . Charlotte . London . Raleigh . Stockholm .
                           Washington . Winston-Salem
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Kilpatrick Stockton LLP
July 15, 1999
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  The State of North Carolina imposes a tax upon the taxable income of individuals, corporations, estates, and trusts. Nonresident individuals are generally taxed only on income from North Carolina sources. Corporations doing business within and without North Carolina are entitled to allocate and apportion their income if they have income from business activity which is taxable in another state. The mere ownership of Units will not subject a nonresident Unit holder to the tax jurisdiction of North Carolina.

  You have advised us that for federal income tax purposes the North Carolina Trust will be a grantor trust and not an association taxable as a corporation. Based, upon this assumption, we are of the opinion that the North Carolina Trust will be treated as a grantor trust for North Carolina income tax purposes and not as an association taxable as a corporation. Each participant in the North Carolina Trust must report his share of the taxable income of the North Carolina Trust.

  The calculation of North Carolina taxable income of an individual, corporation, estate or trust begins with federal taxable income. Certain modifications are specified, but no such modification requires the addition of interest on the obligations of the State of North Carolina, its political subdivisions, or nonprofit educational institutions organized or chartered under the laws of North Carolina.

  As a general rule, gain (or loss) from the sale of obligations held by the North Carolina Trust (whether as a result of the sale of such obligations by the North Carolina Trust or as a result of the sale of a Unit by a Unit holder) is includable (or deductible) in the calculation of the Unit holder's North Carolina taxable income. Under the language of certain enabling legislation such as the North Carolina Hospital Authorities Act, the North Carolina Health Care Facilities Finance Act, the North Carolina Housing Finance Agency Act, the act establishing the North Carolina State Ports Authority, the North Carolina Joint Municipal Electric Power and Energy Act, the act authorizing the organization of business development corporations, the North Carolina Private Educational Facilities Finance Act, the North Carolina Agricultural Finance Act, and the act establishing the North Carolina Solid Waste Management Loan Program, profits made on the sale of obligations issued before July 1, 1995, by authorities created thereunder are made expressly exempt from North Carolina income taxation. The exemption of such profits from North Carolina income taxation does not require a disallowance of any loss incurred on the sale of such obligations in the calculation of North Carolina income taxes. With respect to North Carolina obligations issued after June 30, 1995, the treatment of gains from the sale or disposition of such obligations is the same for federal and North Carolina income tax purposes.

  For the federal income tax purposes, interest on North Carolina obligations that would otherwise be exempt from taxation may in certain circumstances be taxable to the recipient. North Carolina law provides that the interest on North Carolina obligations shall maintain its exemption from North Carolina income taxation notwithstanding that such interest may be subject to federal income taxation.

  North Carolina imposes a tax on transfers which occur by reason of death or by gift. Transfers of obligations of North Carolina, its political subdivisions, agencies of such governmental units, or nonprofit educational institutions organized or chartered under the laws of North Carolina are not exempt from the North Carolina estate and gift taxes.

  48 U.S.C. (S) 745 provides that bonds issued by the Government of Puerto Rico, or by its authority, shall be exempt from taxation by any State or by any county, municipality, or other municipal subdivision of any State. Accordingly, interest on any such obligations held by the North Carolina Trust would be exempt from the North Carolina corporate and individual income taxes. The North Carolina Department of Revenue takes the position that gains from the sale or other disposition of such obligations are subject to the North Carolina corporate and individual income taxes.

  We have not examined any of the obligations to be purchased by the North Carolina Trust, nor have we made any review of the proceedings relating to the issuance of such obligations or the basis for any opinions with respect to the validity of such obligations or the tax-exempt status thereof for federal income tax purposes. We have made no

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Kilpatrick Stockton LLP
July 15, 1999
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independent investigation as to, or passed on, the operation of the North
Carolina Trust or the sale of the Units in North Carolina or any other state. No opinion was requested, nor is any opinion expressed, with respect to the tax consequences to the Sponsor of the North Carolina Trust, any underwriters or any broker-dealers.

  We consent to the filing of this opinion as an exhibit to the Registration Statement (file No. 333-82761) relating to the sale of the Units and to the use of our name and the reference to our firm and our opinion in such Registration Statement and the Prospectus included therein. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                          Sincerely,

                                          /s/ Kilpatrick Stockton LLP

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